UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

METEN EDTECHX EDUCATION GROUP LTD.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	N/A
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Meten International Education Group

3rd Floor, Tower A, Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518045

The People’s Republic of China

(Address of Principal Executive Offices, Including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be so registered
Warrants	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) or (e), please check the following box. ☒:

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐:

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-235859

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the warrants of Meten EdtechX Education Group Ltd. (the “Company”). Each warrant is exercisable to purchase one ordinary share of the Company at an exercise price of $11.50 per share, subject to adjustment. The warrants expire on March 30, 2025. No fraction of a share will be issued upon any exercise of a warrant. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price.

No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares is available, and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants has not been declared effective by April 30, 2020, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

The Company may redeem the outstanding warrants in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder, and if, and only if, the reported last sale price of the ordinary shares (or the closing bid price of ordinary shares in the event the ordinary shares are not traded on any specific day) equals or exceeds $16.50 per share, subject to adjustment, for any 20 trading days within a 30 trading day period ending three business days before the redemption notice is sent to the warrant holders. The Company will not redeem the warrants unless an effective registration statement covering the ordinary shares issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

If the Company calls the warrants for redemption as described above, the Company will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants that were issued in exchange for those warrants initially issued by EdtechX Holdings Acquisition Corp. in private placements, or the Placement Warrants, are identical to the other warrants of the Company, except that such Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the initial purchasers or their permitted transferees.

Item 2.	Exhibits.

1.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 1.1 to the Form 20FR12B filed on March 31, 2020).

2.1	Agreement and Plan of Reorganization (incorporated by reference from Annex A to the Registration Statement on F-4 (File No. 333-235859).

4.1	Specimen Warrant Certificate (incorporated by reference to Form F-4/A (File No. 333-235859) filed on March 6, 2020).

4.2	Form of Amended and Restated Warrant Agreement between Meten EdetchX Education Group Ltd. and Continental Stock Transfer and Trust Company (incorporated by reference to Form F-4/A (File No. 333-235859) filed on March 6, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

METEN EDTECHX EDUCATION GROUP LTD.
Date: May 26, 2020
	By:	/s/ Siguang Peng
	Name:	Siguang Peng
	Title:	Chief Executive Officer

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